For More Information:
Karl F. Krebs
Chief Financial Officer
Phone: 585.786.1125
Email: kfkrebs@fiiwarsaw.com

Financial Institutions Declares Cash Dividend

WARSAW, N.Y., November 18, 2009 — Financial Institutions, Inc. (Nasdaq: FISI) (the “Company”) announced that its Board of Directors declared a cash dividend of $0.10 per common share. The Company also announced dividends of $0.75 per share on Series A 3% Preferred Stock and $2.12 per share on Series B-1 8.48% Preferred Stock. All dividends are payable on January 4, 2010 to shareholders of record on December 15, 2009.

Peter G. Humphrey, President and CEO commented, “Our core business operations are built on a foundation of diversified and prudent lending, stable core deposits, and a strong capital position. As a result, our community banking business continues to perform well in this challenging environment, allowing us to pay these dividends.”

About Financial Institutions, Inc.
With $2.0 billion in assets, Financial Institutions, Inc. provides diversified financial services through its subsidiaries, Five Star Bank and Five Star Investment Services, Inc. Five Star Bank provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of 50 offices and more than 70 ATMs in Western and Central New York State, and employs over 600 people. Five Star Investment Services provides brokerage and insurance products and services with the same New York State markets. The Company’s stock is listed on the Nasdaq Global Market under the symbol FISI. Additional information is available at the Company’s website: www.fiiwarsaw.com.

Forward-Looking Statements
This press release may contain forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current beliefs or projections. There are a number of important factors that could affect the Company’s forward-looking statements which include the availability of cash to continue to pay a dividend, the impact of regulatory restrictions, and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise these statements following the date of this press release.

*****